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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR


                            Commission File: 0-18565


                       For Period Ended:        06/30/2006
                                             ----------------

                       [_] Transition Report on Form 10-K

                       [_] Transition Report on Form 20-F

                       [_] Transition Report on Form 11-K

                       [_] Transition Report on Form 10-Q

                       [_] Transition Report on Form N-SAR

     For the Transition Period Ended:______________________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             REGISTRANT INFORMATION

                          SEMPER RESOURCES CORPORATION
                          ----------------------------
                             Full name of registrant

                                       N/A
                          ----------------------------
                            Former name if applicable

                                5447 NW 42nd Ave.
                          ----------------------------
            Address of principal executive office (Street and number)

                              Boca Raton, FL 33496
                          ----------------------------
                            City, state and zip code

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in  reasonable detail in  Part III of this
[X]  |         form  could  not  be  eliminated  without unreasonable effort or
     |         expense;
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
[X]  |         be filed on or  before  the  15th  calendar  day  following  the
     |         prescribed due  date;  or  the  subject   quarterly   report  or
     |         transition report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth calendar day following the prescribed due
     |         date; and
     |    (c)  The  accountant's  statement or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.



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                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The quarterly report of the registrant on Form 10-QSB could not be filed because management requires additional time to compile and verify the data required to be included in the report. The report will be filed within five calendar days of the date the original report was due.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            WILLIAM J. REILLY             (561)             289-5063
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                  (Name)               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          SEMPER RESOURCES CORPORATION
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   08/15/2006                  By  /s/  Mark G. Hollo
    -----------------              ---------------------------------------------
                                       MARK G. HOLLO
                                       Chairman, President and CEO

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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